Exhibit 99.1
AUXILIO Inc. Announces Conversion of Convertible Debt

Eliminates all material outstanding debt and increases capital

August 4th, 2014 - Mission Viejo, CA -- AUXILIO, Inc. (OTCQX: AUXO) (“AUXILIO” or “the Company”), the nation’s leading Managed Print Services (MPS) company for the healthcare industry, today announced that its $1,550,000 secured convertible promissory note balance outstanding as of June 30, 2014 has been converted to 1,550,000 shares of common stock. Following this transaction, the Company has minimal debt outstanding.

“We continue to be appreciative of the support our debt holders and shareholders have given us over the years.  These conversions re-enforce this fact and will allow us to maintain a strong balance sheet as we continue to  drive growth across our Managed Print Services and Information Security business lines,” said Joseph Flynn, Chief Executive Officer for Auxilio.

AUXILIO closed a private offering of secured convertible promissory notes on July 29, 2011. The Company sold units consisting of a $5,000 secured convertible note (“the Note”) and a warrant to purchase 1,000 shares of common stock at an exercise price of $1.50 per share. The Notes matured on July 29, 2014; accrued interest at a rate of 8% per annum, compounded annually, and were convertible into shares of common stock at a conversion price of $1.00 per share. The warrants expire April 29, 2016 and are exercisable to purchase up to 370,000 shares of AUXILIO’s common stock. Total gross proceeds from the offering was $1,850,000.

The holders of the Notes, which includes several members of the Board at the time of the initial offering, elected to convert all of the unpaid principal into 1,850,000 shares of common stock during the term of the agrement with the bulk being converted in July, 2014. The warrants remain outstanding until their exercise or expiration.

About AUXILIO, Inc.

AUXILIO, Inc. is the pioneer of Managed Print Services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States. We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care. The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.Auxilioinc.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

MZ North America
Dustin Salem, SVP
Phone:	949-259-4998
Email:	dustin.salem@mzgroup.us